Exhibit 12.1

BCB Bancorp, Inc.

Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in thousands)

	Three months ended March 31,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges:
Including Interest Paid on Deposits:
Earnings before income taxes	$4,858	$13,261	$11,844	$12,637	$15,967	$(4,314)
Combined fixed charges:
Interest expense on deposits	2,783	10,561	7,410	5,209	5,602	6,890
Interest expense on borrowed funds	1,067	5,734	6,459	5,107	4,978	5,057
Appropriate portion (1/3) of rent expense	204	803	663	523	417	410
Total fixed charges	$4,054	$17,098	$14,532	$10,839	$10,997	$12,357
Earnings before income taxes and fixed charges	$8,912	$30,359	$26,376	$23,476	$26,964	$8,043
Ratio of earnings to fixed charges	2.20	1.78	1.82	2.17	2.45	0.65

Excluding Interest Paid on Deposits:
Earnings before income taxes	$4,858	$13,261	$11,844	$12,637	$15,967	$(4,314)
Combined fixed charges:
Interest expense on borrowed funds	1,067	5,734	6,459	5,107	4,978	5,057
Appropriate portion (1/3) of rent expense	204	803	663	523	417	410
Total fixed charges	$1,271	$6,537	$7,122	$5,630	$5,395	$5,467
Earnings before income taxes and fixed charges	$7,400	$26,335	$26,088	$23,897	$21,362	$1,153
Ratio of earnings to fixed charges excluding deposit interest	5.82	4.03	3.66	4.24	3.96	0.21

Earnings to Fixed Charges & Preferred Stock:
Including Interest Paid on Deposits:
Earnings before income taxes	$4,858	$13,261	$11,844	$12,637	$15,967	$(4,314)
Combined fixed charges:
Interest expense on deposits	2,783	10,561	7,410	5,209	5,602	6,890
Interest expense on borrowed funds	1,067	5,734	6,459	5,107	4,978	5,057
Appropriate portion (1/3) of rent expense	204	803	663	523	417	410
Preferred Stock Dividends	197	1,560	1,528	1,333	947
Total fixed charges	$4,251	$18,658	$16,060	$12,172	$11,944	$12,357
Earnings before income taxes and fixed charges	$9,109	$31,919	$27,904	$24,809	$27,911	$8,043
Ratio of earnings to fixed charges	2.14	1.71	1.74	2.04	2.34	0.65

Excluding Interest Paid on Deposits:
Earnings before income taxes	$4,858	$13,261	$11,844	$12,637	$15,967	$(4,314)
Combined fixed charges:
Interest expense on borrowed funds	1,067	5,734	6,459	5,107	4,978	5,057
Appropriate portion (1/3) of rent expense	204	803	663	523	417	410
Preferred Stock Dividends	197	1,560	1,528	1,333	947
Total fixed charges	$1,468	$8,097	$8,650	$6,963	$6,342	$5,467
Earnings before income taxes and fixed charges	$6,326	$21,358	$20,494	$19,600	$22,309	$1,153
Ratio of earnings to fixed charges	4.31	2.64	2.37	2.81	3.52	0.21